GENWORTH VARIABLE INSURANCE TRUST
GENWORTH COLUMBIA MID CAP VALUE FUND
REGISTRATION # 811-22205
ATTACHMENT 77 0

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	SELLING UNDERWRITER	LIST OF UNDERWRITERS
03/10/09	Johnson Controls, Inc.	2,050	8,000,000	Merrill Lynch & Co.	J.P. Morgan, Citigroup, Barclays, ING, Commerzbank, U.S. Bancorp, Goldman, Wells Fargo, Mizuho Securities, Banca ISI, ABN Amro, Calyon Securities, TD Securities.
04/22/09	Vornado Realty Trust	527	15,000,000	Merrill Lynch & Co.	J.P. Morgan, Citigroup, Deutsche Bank, Goldman, UBS, Wachovia, Credit Suisse, ABN Amro, BNY Mellon, Daiwa, PNC, & RBC.